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                                                                    EXHIBIT 99.1

                          [NEUBERGER BERMAN LETTERHEAD]



FOR IMMEDIATE RELEASE

CONTACT:
Jeffrey B. Lane
President
Chief Executive Officer                         Margaret Towers
Neuberger Berman                                TowersGroup
(212) 476-5401                                  (212) 354-5020


                            NEUBERGER BERMAN APPOINTS
                            NATHAN GANTCHER TO BOARD


NEW YORK, January 31, 2001...Neuberger Berman (NYSE: NEU) announced the appointment of Nathan Gantcher as the fourth outside member to its board of directors. This appointment increases the size of the board to 12 members.

Mr. Gantcher is a past vice chairman of CIBC World Markets Corp., the USA section 20 broker-dealer of Canadian Imperial Bank of Commerce (CIBC). CIBC acquired Oppenheimer & Co., Inc. in November 1997. Mr. Gantcher had been with Oppenheimer since 1968 and served as its President, COO and Co-CEO for fourteen years.

Mr. Gantcher is Chairman of the Board of Trustees of Tufts University, where he's been a board member since 1983. He is a member of the Board of Overseers at the Columbia University Graduate School of Business and is Chairman of the Nominating Committee. Mr. Gantcher also serves as a member of the Council on Foreign Relations,

                                     (more)


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NEUBERGER BERMAN APPOINTS NATHAN GANTCHER/PAGE 2

a director of Mack-Cali Realty Corp., and a Senior Advisor of RRE Investors. He is a former governor of the American Stock Exchange.

Jeffrey B. Lane, President and Chief Executive Officer of Neuberger Berman, said, "Neuberger Berman is privileged to have this seasoned and outstanding executive serving on our board. His depth of experience adds complementary strength to the board that will benefit all Neuberger Berman shareholders."

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with approximately $55 billion in assets under management, as of December 31, 2000. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies including private asset management, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com. Neuberger Berman is headquartered in New York with offices in major cities throughout the United States.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.